Penumbra, Inc. Reports Third Quarter 2015 Financial Results

ALAMEDA, Calif., November 12, 2015 (PR Newswire) - Penumbra, Inc. (NYSE: PEN), a global interventional therapies company, today reported financial results for the third quarter ended September 30, 2015.

•	Revenue of $50.4 million, an increase of 55.3%, or 61.0% in constant currency[1], over the third quarter of 2014.

•	The Company closed its IPO on September 23, 2015, in which it sold 4.6 million shares of common stock at an offering price of $30.00 per share and raised approximately $124.8 million in net proceeds.

Third Quarter 2015 Financial Results
Total revenue grew to $50.4 million for the third quarter of 2015 compared to $32.5 million for the third quarter of 2014, an increase of 55.3%, or 61.0% on a constant currency basis. The U.S. represented 70.2% of total revenue and international represented 29.8% of total revenue for the third quarter of 2015. Revenue from sales of neuro products grew to $36.3 million for the third quarter of 2015 compared to $27.0 million for the same quarter in 2014, an increase of 34.5%, or 40.9% on a constant currency basis. Revenue from sales of peripheral vascular products grew to $14.1 million for the third quarter of 2015 compared to $5.5 million for the same quarter in 2014, an increase of 157.6%, or 159.7% on a constant currency basis.

Gross profit was $33.5 million, or 66.4% of total revenue, for the third quarter of 2015, compared to $20.8 million, or 64.1% of total revenue, for the third quarter of 2014.

Total operating expenses were $31.3 million, or 62.1% of total revenue, for the third quarter of 2015, compared to $20.5 million, or 63.1% of total revenue, for the third quarter of 2014. R&D expenses were $4.6 million for the third quarter of 2015, compared to $3.9 million for the third quarter of 2014. The increase was primarily due to increases in headcount and related compensation expense. SG&A expenses were $26.8 million for the third quarter of 2015, compared to $16.6 million for the third quarter of 2014. The increase was primarily due to increases in headcount and related compensation expense as well as increases in legal, professional and consulting expenses associated with operating as a public company.

Net income for the third quarter of 2015 was $0.9 million, compared to $0.2 million for the third quarter of 2014.

As of September 30, 2015, cash and cash equivalents totaled $159.1 million. This reflects the completion of the Company’s IPO, which closed on September 23, 2015. In the IPO, Penumbra sold 4.6 million shares of common stock and raised $124.8 million in net proceeds, after deducting underwriting discounts and commissions and offering expenses.

Webcast and Conference Call Information
Penumbra, Inc. will host a conference call to discuss the third quarter 2015 financial results after market close on Thursday, November 12, 2015 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing (877) 201-0168 for domestic callers or (647) 788-4901 for international callers (conference id: 67279996), or the webcast can be accessed on the “Investors” section of the Company’s website at: www.penumbrainc.com. The webcast will be available on the Company’s website for two weeks following the completion of the call.

About Penumbra
Penumbra, Inc., headquartered in Alameda, California is a global interventional therapies company that designs, develops, manufactures and markets innovative medical devices. The company has a broad portfolio of products that address challenging medical conditions and significant clinical needs across two major markets, neuro and peripheral vascular. Penumbra sells its products to hospitals primarily through its direct sales organization in the U.S., most of Europe, Canada and Australia, and through distributors in select international markets. Penumbra and the Penumbra logo are trademarks of Penumbra, Inc.

1 Constant currency results are non-GAAP financial measures. Please refer to “Non-GAAP Financial Measures” below for important information about our use of constant currency results and other non-GAAP financial measures (including reconciliations to the most comparable GAAP measures).

Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company has disclosed the following non-GAAP financial measures in this press release: constant currency revenue, non-GAAP net income per share (basic and diluted), non-GAAP net income attributable to common stockholders and non-GAAP weighted average shares used to compute non-GAAP net income per share (basic and diluted).

Our constant currency revenue disclosures estimate the impact of changes in foreign currency rates on the translation of the Company’s current period revenue as compared to the applicable comparable period in the prior year. This impact is derived by taking the current local currency revenue and translating it into U.S. Dollars based upon the foreign currency exchange rates used to translate the local currency revenue for the applicable comparable period in the prior year, rather than the actual exchange rates in effect during the current period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Non-GAAP net income per share (basic and diluted) and its components, non-GAAP net income attributable to common stockholders and non-GAAP weighted average shares used to compute non-GAAP net income per share (basic and diluted), (1) exclude the effect of allocating net income (loss) between common stock and participating convertible preferred stock under the two-class method to allocate earnings, and (2) reflect the conversion of our outstanding convertible preferred stock upon the closing of our IPO as if such conversion occurred on a one-for-one basis as of the beginning of the applicable period(s).

Full reconciliation of these non-GAAP measures to the most comparable GAAP measures is set forth in the tables below.

Our management believes the non-GAAP financial measures disclosed in this press release are useful to investors in assessing the operating performance of our business and provide meaningful comparisons to prior periods and thus a more complete understanding of our business than could be obtained absent this disclosure. Specifically, we consider the change in constant currency revenue as a useful metric as it provides an alternative framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. We consider non-GAAP net income per share (basic and diluted), and its components, as useful metrics as they provide an alternative framework for assessing our profitability as compared to periods prior to our IPO.

The non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as alternatives to GAAP measures. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; and potential adverse regulatory actions. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our prospectus dated September 17, 2015. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Penumbra, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$159,098	$3,290
Marketable investments	—	48,253
Accounts receivable, net of doubtful accounts of $494 and $602	26,055	18,912
Inventories	50,324	33,451
Deferred taxes	7,333	6,280
Prepaid expenses and other current assets	6,267	5,115
Total current assets	249,077	115,301
Property and Equipment, net	8,646	5,181
Deferred taxes	1,309	571
Other non-current assets	293	328
Total assets	$259,325	$121,381
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$4,024	$2,348
Accrued liabilities	24,253	18,475
Total current liabilities	28,277	20,823
Other non-current liabilities	2,458	1,461
Total liabilities	30,735	22,284
Convertible preferred stock	—	111,467
Stockholders’ Equity (Deficit):
Common stock	30	5
Additional paid-in capital	249,230	8,446
Notes receivable from stockholders	(26)	(117)
Accumulated other comprehensive loss	(1,536)	(864)
Accumulated deficit	(19,108)	(19,840)
Total stockholders’ equity (deficit)	228,590	(12,370)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$259,325	$121,381

Penumbra, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2,015	2,014	2,015	2,014
Revenue	$50,416	$32,464	$131,679	$90,107
Cost of revenue	16,919	11,667	44,079	31,156
Gross profit	33,497	20,797	87,600	58,951
Operating expenses:
Research and development	4,560	3,897	12,543	11,435
Sales, general and administrative	26,755	16,589	72,698	44,829
Total operating expenses	31,315	20,486	85,241	56,264
Income from operations	2,182	311	2,359	2,687
Interest income (expense), net	17	144	402	183
Other income (expense), net	(115)	(56)	(613)	(148)
Income before provision for income taxes	2,084	399	2,148	2,722
Provision for income taxes	1,183	227	1,416	893
Net income	$901	$172	$732	$1,829
Net income (loss) attributable to common stockholders	$276	$(1,192)	$175	$(933)
Net income (loss) per share attributable to common stockholders —Basic	$0.04	$(0.25)	$0.03	$(0.2)
—Diluted	$0.03	$(0.25)	$0.02	$(0.2)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders —Basic	7,853,730	4,688,045	5,962,031	4,577,725
—Diluted	10,189,248	4,688,045	8,494,651	4,577,725

Penumbra, Inc.
Reconciliation of Revenue Growth by Geographic Regions to Constant Currency Revenue Growth1
(unaudited)
(in thousands)

	Three Months Ended September 30,		Change		FX Impact	Constant Currency Change
	2015	2014	$	%	$	$	%
United States	$35,394	$22,305	$13,089	58.7%	$—	$13,089	58.7%
International	15,022	10,159	4,863	47.9%	1,844	6,707	66.0%
Total	$50,416	$32,464	$17,952	55.3%	$1,844	$19,796	61.0%
Penumbra, Inc.
Reconciliation of Revenue Growth by Product Categories to Constant Currency Revenue Growth1
(unaudited)
(in thousands)

	Three Months Ended September 30,		Change		FX Impact	Constant Currency Change
	2015	2014	$	%	$	$	%
Neuro	$36,309	$26,988	$9,321	34.5%	$1,729	$11,050	40.9%
Peripheral Vascular	14,107	5,476	8,631	157.6%	115	8,746	159.7%
Total	$50,416	$32,464	$17,952	55.3%	$1,844	$19,796	61.0%
1See “Non-GAAP Financial Measures” above for important information about our use of non-GAAP measures and further information about our calculation of constant currency results.

Penumbra, Inc.
Reconciliation of Net Income (Loss) Attributable to Common Stockholders to Non-GAAP Net Income Attributable to Common Stockholders2
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders[3]	$276	$(1,192)	$175	$(933)
Add: Deemed dividend paid to preferred stockholders upon redemption	—	6,344	—	6,344
Undistributed income (loss) attributable to preferred stockholders	625	—	557	—
Less: Undistributed loss attributable to preferred stockholders	—	(4,980)	—	(3,582)
Net income attributable to common stockholders—Non-GAAP	$901	$172	$732	$1,829
Basic net income per share—Non-GAAP	$0.04	$0.01	$0.03	$0.08
Diluted net income per share—Non-GAAP	$0.03	$0.01	$0.03	$0.07
Penumbra, Inc.
Reconciliation of Weighted Average Shares Used to Compute Basic Net Income (Loss) per Share to
Weighted Average Shares Used to Compute Basic and Diluted Non-GAAP Net Income per Share2
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Weighted average shares used to compute basic net income (loss) per share	7,853,730	4,688,045	5,962,031	4,577,725
Less: Conversion of preferred shares on a weighted average basis upon closing of IPO	(1,696,557)	—	(571,734)	—
Add: Conversion of preferred shares on a one-for-one basis at the beginning of the period	19,510,410	19,510,410	19,510,410	19,510,410
Weighted average shares used to compute non-GAAP net income per share—Basic	25,667,583	24,198,455	24,900,707	24,088,135
Potential dilutive options	1,979,194	2,075,046	2,362,685	2,127,880
Potential dilutive restricted stock	356,324	115,402	169,935	82,322
Potential dilutive common warrants	—	75,896	—	76,856
Weighted average shares used to compute non-GAAP net income per share—Diluted	28,003,101	26,464,799	27,433,327	26,375,193
2 See “Non-GAAP Financial Measures” above for important information about our use of non-GAAP measures and further information about our calculation of non-GAAP net income per share and its components.
3 We calculate GAAP net income (loss) attributable to common stockholders under the two-class method required for companies with participating securities.

Sara Thompson
Head of Investor Relations
Penumbra, Inc.
510 995 2455
investors@penumbrainc.com
Source: Penumbra, Inc.